EXHIBIT 99.2


                                  Arpin & Sons
   4920 N. DIXIE * FT. LAUDERDALE, FL 33334 * (954) 772-8345 * (954) 772-9730
          GENERAL CONTRACTOR * DESIGN BUILDERS * ENGINEERS * INSPECTORS
              #CBC013698                                #PE28585




AUGUST 3, 1999.

TO: COUNTY OF PALM BEACH

BUILDING DEPT.             FX:
         FI: GINS17

MANUFACTURER: GINSITE MATERIALS INC.

ITEM: GINSITE RESIN WALL COVERING

TO THE BEST OF MY ABILITY AND EXPERIENCE, UPON EVALUATION OF TEST DATA FOR STRENGTH, CORROSION, INFILTRATION, CYCLIC STRESS, FIRE, WEATHER/UV, STEADY STATE HEAT FLUX, THE PRODUCT MEETS OR EXCEEDS SB CODE FOR WALL COVERING APPLIED APPLIED TO OSB BOARD AND CEMENT/CBS WALL SYSTEMS.

ATTACHED: TEST RESULTS

                                          /S/DON ARPIN 8 3 99
                                      -----------------------
                                           DON ARPIN M.S.P.E.
                                                      PE28585
                                                       [SEAL}

                                  (SINCE 1953)

TEST DATA

GINSITE HAS SUCCESSFULLY PASSED EXHAUSTIVE TESTING:

TEST                                     METHOD                          RESULT
---------------------                    ------------------              -------------------------
Compressive Strength                     ASTM C 579-91                   Passed: 4200 psi/average
                                                                         point of failure.
Density                                  ASTM C 1185-92                  Passed: 50lbs.  Per cubic ft.
Flexural Strength & Modulus              ASTM C 580-93                   Passed:1525 psi/average point
of Elasticity                                                            of failure
Insulation                               ASTM C 518-91                   Average heat flux 69.13 btu's
(Thermal) Test                                                           per hour sq.ft.R-19@ 5/8"
                                                                         thick.
Air Infiltration Test                    ASTM E 283                      Passed:1.57 psf & 6.24 psf
Water Infiltration Test                  ASTM E 331                      Passed: 12.00 psf.
Uniform Static/Cyclic Load               ASTM E 330/PA 203               Passed: 60 psf Design
Test                                                                     Pressure.
Static Load: Shear Wall Test             ASTM E 564-76 (84)              15,438 lbs.  No cracks/no
                                                                         breaks in Ginsite membrane
                                                                         observed.
Large Missile Impact Test                PA 201 (Hurricane Center)       Passed
Fire Test                                UL-94                           V-0 Rating: flame times very
                                                                         low.
Weather/UV Test                          ASTM G 53-77                    Rating of 10 on 0-10 scale.
Rheolocical Test                         AR 1000                         Passed: Viscosity less than
                                                                         1,000 pa.s: Complex viscosity
                                                                         1/2 of a million 10 hrs.  after
                                                                         curing.
Durometer (Hardness) Test                ASTM - D                        Passed: Rating of 60.
                                                                         6/7/99